DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following description sets forth certain material terms and provisions of the common shares of Viemed Healthcare, Inc. which are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description also summarizes relevant provisions of the Business Corporations Act (British Columbia) (the “Business Corporations Act”) and certain other United States and Canadian laws. The following description is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the applicable provisions of the Business Corporations Act and the other United States and Canadian laws referred to below, and our Notice of Articles pursuant to the Business Corporations Act (the “Notice of Articles”), and our Business Corporations Act Articles (the “Articles”), which are filed as Exhibit 3.1 and Exhibit 3.2, respectively, to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part, and are incorporated by reference herein. We encourage you to read the Notice of Articles and the Articles, and the applicable provisions of the Business Corporations Act and the other United States and Canadian laws referred to below for additional information. Unless the context requires otherwise, all references to “we,” “us,” “our” and the “Company” in this Exhibit 4.3 refer solely to Viemed Healthcare, Inc. and not to our subsidiaries.
Share Capital
Authorized Share Capital
We are organized under the laws of the Province of British Columbia, Canada. The core charter documents for British Columbia companies are the Articles and the Notice of Articles. Pursuant to the Notice of Articles and the Articles, our authorized capital consists of an unlimited number of common shares, no par value.
Issued Share Capital
As of February 28, 2020, there were 38,486,772 common shares issued and outstanding.
Description of Common Shares
All of the common shares are of the same class and, once issued, rank equally as to dividends, voting powers and participation in assets and in all other respects, on liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs after the Company has paid out its liabilities. The issued common shares will not be subject to call or assessment by the Company nor are there any pre-emptive, conversion, exchange, sinking fund, redemption or retraction rights attaching to the common shares.
All registered holders of the common shares are entitled to receive notice of any general or special meeting to be convened by the Company. At any general or special meeting, subject to the restrictions on joint registered owners of the common shares, each holder of the common shares is entitled to one vote per share for each common share of which it is the registered owner and may exercise such votes either in person or by proxy. Otherwise, on a show of hands every shareholder who is present in person and entitled to vote will have one vote, and on a poll every shareholder will have one vote for each common share of which it is the registered owner.
Issue of Shares
Our Board of Directors (the “Board”) may, subject to the Business Corporations Act, applicable securities laws and the Articles, issue, allot, sell or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices that the Board, in its absolute discretion, subject to the Business Corporations Act, may determine.
Repurchase by the Company of its Shares
Subject to applicable securities laws, including compliance with the “issuer bid” rules, and the special rights or restrictions attached to any class or series of shares and any applicable criteria set forth in the Business Corporations Act, the Company may, if authorized to do so by the Board, purchase or otherwise acquire any of its shares.

Meetings of Shareholders: Procedures, Admission and Voting Rights
General meetings of shareholders may be held at any place within or outside British Columbia, Canada as determined by the Board and designated in the notice of meeting or waiver of notice thereof. The Company must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual general meeting. In addition, pursuant to the Toronto Stock Exchange (“TSX”) Company Manual, the Company must hold its annual general meeting within six months of its fiscal year end.
Notice of a meeting of shareholders must be sent to each shareholder of record entitled to vote at a meeting of shareholders not less than 21 days prior to the date of the meeting or such other minimum day period as required by the applicable securities laws. This notice period applies to all general and extraordinary meetings, including a meeting in which a special resolution, exception or special separate resolution may be passed.
If a meeting of shareholders is to consider special business as specified in the Articles, the notice of meeting must state the general nature of the special business and, if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, (i) have attached to it a copy of the document, or (ii) state that a copy of the document will be made available for inspection by the shareholders in the manner specified in the Articles.
Extraordinary general meetings of shareholders may be held as frequently as they are called by the Board. In addition, under the Business Corporations Act shareholders holding in the aggregate at least 1/20 of our outstanding shares may requisition the Board to call a general meeting of shareholders to deal with matters that may be dealt with at a general meeting, including election of directors. If the Board does not call the meeting within the timeframes specified in the Business Corporations Act, a subset of the requisitioning shareholders holding in the aggregate at least 1/40 of our outstanding shares can call the meeting and we must reimburse the costs unless the shareholders resolve otherwise by ordinary resolution.
The only persons entitled to be present at a meeting of the shareholders shall be those entitled to vote at that meeting, the directors, our president (if any), our secretary and assistant secretary (if any), our lawyers and auditors and others who, although not entitled to vote, are entitled or required under the Business Corporations Act or the Articles to be present at the meeting. Every shareholder entitled to vote may appoint a proxyholder to attend the meeting in the manner and to the extent authorized and with the authority conferred by the proxy. Any other person may be admitted only on the invitation of directors or the chair of the meeting. All meetings of shareholders shall be presided over by the chair of the Board or, if the chair of the Board is absent or unwilling to preside, the president of the Company, or if there is no president or the president is absent or unwilling to preside, such other persons determined as set out in the Articles.
Advance Notice Provisions
The Articles provide for advance notice of nominations of directors which require that advance notice be provided to the Company in circumstances where nominations of persons for election to the Board are made by shareholders of the Company other than pursuant to: (i) a requisition of a meeting of shareholders made pursuant to the provisions of the Business Corporations Act; or (ii) a shareholder proposal made pursuant to the provisions of the Business Corporations Act.
Majority Voting Policy
As of May 23, 2018, the Board adopted a majority voting policy that requires, in an “uncontested” election of directors, that shareholders be able to vote for, or withhold from voting, separately for each director nominee. If, with respect to any particular nominee, the number of votes withheld from voting by shareholders exceeds the number of votes for the nominee by shareholders, then although the director nominee will have been successfully elected to the Board pursuant to applicable corporate laws, he or she will then be required to offer to tender his or her resignation to the Chair of the Corporate Governance and Nominating Committee (the “CG&N Committee”) promptly following the meeting of shareholders at which the director was so elected. The CG&N Committee will consider such offer and make a recommendation to the Board on whether to accept it or not. The Board will promptly accept the resignation unless it determines, in consultation with the CG&N Committee, that there are exceptional circumstances that should delay the acceptance of the resignation or justify rejecting it. The Board will make its decision and announce it in a press release within 90 days following the applicable meeting of shareholders. A director who tenders his or her resignation pursuant to the majority voting policy will not participate in any meeting of the Board or the CG&N Committee at which the resignation is considered.
Certain Takeover Bid Requirements
Unless such offer constitutes an exempt transaction, an offer made by a person (an “offeror”) to acquire outstanding shares of a Canadian entity that, when aggregated with the offeror’s holdings (and those of persons or companies acting jointly with the offeror), would constitute 20% or more of the outstanding shares, would be subject to the take-over provisions of Canadian securities laws. The foregoing is a limited and general summary of certain aspects of applicable securities law in the provinces and territories of Canada, all in effect as of the date hereof.
In addition to those take-over bid requirements noted above, the acquisition of shares may trigger the application of additional statutory regimes including amongst others, the Investment Canada Act (Canada) and the Competition Act (Canada).
This summary is not a comprehensive description of relevant or applicable considerations regarding such requirements and, accordingly, is not intended to be, and should not be interpreted as, legal advice to any prospective purchaser and no representation with respect to such requirements to any prospective purchaser is made. Prospective investors should consult their own Canadian legal advisors with respect to any questions regarding securities law in the provinces and territories of Canada.
Actions Requiring a Special Majority
Under the Business Corporations Act, unless otherwise stated in the Articles, certain corporate actions require the approval of a special majority of shareholders, meaning holders of shares representing 66 2/3% of those votes cast in respect of a shareholder vote addressing such matter. Those items requiring the approval of a special majority generally relate to fundamental changes with respect to our business, and include amongst others, resolutions: (i) removing a director prior to the expiry of his or her term; (ii) altering certain sections of the Articles, (iii) approving an amalgamation; (iv) approving a plan of arrangement; and (v) providing for a sale of all or substantially all of our assets.
Listing; Transfer Agent and Registrar
Our common shares trade in Canada on the TSX under the trading symbol “VMD” and in the United States on the Nasdaq Capital Market under the trading symbol “VMD.”
Computershare Trust Company is the transfer agent and registrar for our common shares.
Other Canadian Laws Affecting U.S. Shareholders
There are no governmental laws, decrees or regulations in Canada relating to restrictions on the export or import of capital, or affecting the remittance of interest, dividends or other payments by us to non-residents of Canada.
There are no limitations specific to the rights of non-residents of Canada to hold or vote our common shares under the federal laws of Canada, the Business Corporations Act, or in our Articles or Notice of Articles, other than those imposed by the Investment Canada Act (Canada) as discussed below.
Non-Canadian investors who acquire a controlling interest in us may be subject to the Investment Canada Act (Canada), which governs the basis on which non-Canadians may invest in Canadian businesses. Under the Investment Canada Act (Canada), the acquisition of a majority of the voting interests of an entity (or of a majority of the undivided ownership interests in the voting common shares of an entity that is a corporation) is deemed to be an acquisition of control of that entity. The acquisition of less than a majority but one-third or more of the voting common shares of a corporation (or of an equivalent undivided ownership interest in the voting common shares of the corporation) is presumed to be acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of the voting common shares. The acquisition of less than one-third of the voting common shares of a corporation (or of an equivalent undivided ownership interest in the voting common shares of the corporation) is deemed not to be acquisition of control of that corporation.
Tax Matters Applicable to Ownership of Our Common Shares
Holders Resident in the United States
The following portion of this summary is applicable to a holder of our common shares who, for the purposes of the Income Tax Act (Canada) (the “Tax Act”) and the Canada-United States Tax Convention (1980), as amended (the “Treaty”), at all relevant times, is not resident or deemed to be resident in Canada, is a resident of the United States for the purposes of the Treaty and qualifies for the full benefits thereunder, and who does not use or hold (and is not deemed to use or hold) the Company’s common shares in connection with a business carried on in Canada (a “U.S. Resident Holder”). This part of the summary is not applicable to a U.S. Resident Holder that is an insurer that carries on an insurance business in Canada.
Taxation of Dividends
Dividends paid or credited or deemed to be paid or credited by the Company to a non-resident of Canada will generally be subject to Canadian withholding tax at the rate of 25%, subject to any applicable reduction in the rate of such withholding under an income tax treaty between Canada and the country where the holder is resident. Under the Treaty, the withholding tax rate in respect of a dividend paid to a U.S. Resident Holder that beneficially owns such dividends is generally reduced to 15%, unless the U.S. Resident Holder is a C Corporation shareholder which owns at least 10% of the voting shares of the Company at that time, in which case the withholding tax rate is reduced to 5%.
Disposition of Common Shares
A U.S. Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of our common shares, provided that the common shares are not “taxable Canadian property” for purposes of the Tax Act. Provided that the common shares are listed on a designated stock exchange (which includes the TSX) at a particular time, the common shares generally will not constitute taxable Canadian property to a U.S. Resident Holder at that time unless, at any time during the 60 month period immediately preceding that time: (i) 25% or more of the issued shares of any class or series of the Company’s capital stock were owned by any combination of (a) the U.S. Resident Holder, (b) persons with whom the U.S. Resident Holder did not deal at arm’s length, and (c) partnerships in which the U.S. Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships; and (ii) more than 50% of the value of the common shares was derived, directly or indirectly, from one or any combination of (a) real or immoveable property situated in Canada, (b) Canadian resource properties, (c) timber resource properties, and (d) options in respect of, or an interest in, any such property (whether or not the property exists), all for purposes of the Tax Act. A U.S. Resident Holder’s common shares can also be deemed to be taxable Canadian property in certain circumstances set out in the Tax Act.

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